Exhibit 10.3

Caroline Winn
Executive Vice President

488 8th Ave.
San Diego, CA 92101

tel: ***.***.****

September 22, 2026

Rodger Schwecke
Interim President, SoCalGas
555 West 5th St
Los Angeles, CA 90013-0000
Subject: Amendment to Retirement Date
This amends the April 8, 2026, Retention Agreement and Confirmation of Exception to Age 65 Retirement (the “Agreement”). The Retirement Date in the Agreement is extended from October 1, 2026 until December 1, 2026 (the “Extended Retirement Date”) or such earlier date as the Board may determine. In recognition of this change and in consideration of your agreement to remain employed through the Extended Retirement Date, Southern California Gas Company (“SoCalGas”) will provide you with a lump sum cash bonus in the total amount of $50,000 (“Additional Lump Sum Cash Bonus”), subject to applicable taxes and withholdings. Your leadership and continued service to the company during this period is greatly appreciated. You may accept this offer by signing below and returning a signed copy to me.
1. Continued Employment Requirement
You must remain an active, full-time, regular employee of SoCalGas in good standing through the Extended Retirement Date.1 All other terms of the Agreement remain unchanged and in full force and effect and your obligations thereunder must continue to be satisfied through the Extended Retirement Date for you to earn the $50,000 Additional Lump Sum Cash Bonus.
2. Additional Lump Sum Cash Bonus and Payment Date
1 If, prior to the Extended Retirement Date, SoCalGas reassigns or transfers you to a position with different responsibilities, you will remain eligible for the Additional Lump Sum Cash Bonus, provided all other conditions of this Agreement are met. You agree that a transfer or reassignment of your position prior to your Extended Retirement Date will not trigger payment under your Severance Pay Agreement, dated March 1, 2023. You will not be eligible for the Additional Lump Sum Cash Bonus if you do not remain employed in good standing with SoCalGas until the Extended Retirement Date under any of the following circumstances: (a) because you resign; (b) due to your death or inability to perform the essential functions of your job, with or without accommodation, due to disability; or (c) because the Company terminates your employment for Cause. “Cause” for purposes of this agreement shall mean: (a) conviction of a crime of moral turpitude; (b) willful neglect of duties; or (c) misconduct in the course and scope of employment.
sempra.com

You will earn the $50,000 Additional Lump Sum Cash Bonus upon satisfying the requirements set forth above through the Extended Retirement Date. Payment will be made within 15 business days after the Extended Retirement Date.
All other payments provided for under the Agreement remain unchanged and shall be paid under the terms and conditions and at the time set forth in the Agreement (e.g., 15 days after the end of your original retention period, ending October 1, 2026).
The Additional Lump Sum Cash Bonus will not be benefits attracting, which means that it will not be included in the basis for calculating incentive compensation or for pension benefits, nor can it be deferred under the Company’s deferred compensation plan.

Sincerely,
/s/ Caroline Winn
Caroline Winn, Chairman of the SoCalGas Board
By my signature below, I agree that I have reviewed and accepted the terms of this Agreement and that I understand that this Agreement does not alter my at-will employment status.

/s/ Rodger R. Schwecke	9/23/2026
Rodger R. Schwecke	Date

CC: Personnel File